SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 _____________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
________________

Date of Report (Date of earliest event reported): April 19, 2005

Alpharma Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8593 (Commission File Number)	22-2095212 (IRS Employer Identification)

One Executive Drive, Fort Lee, New Jersey 07024 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (201) 947-7774

Not Applicable
______________________________________________ (Former name or former address, if changed since last report)

Item 1.01 Entry Into A Material Definitive Agreement

On April 19, 2005 the Compensation Committee of the Board of Directors (the "Committee') of the Registrant took the following actions:

  Established the performance goals that will be used to determine the amount of cash bonuses that may be paid to key executives (including the Named Executive Officers but excluding Ms. Wiik) for the 2005 fiscal year under the Executive Bonus Plan (filed as Exhibit 10.20 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003). The Committee designated as a target bonus 50% of each Named Executive Officers base salary. Each such Named Executive Officer can receive more or less than his or her target bonus (from 0 to 150% of said target bonus) based upon the Registrant's ability to achieve certain earnings per share and cash flow targets for 2005. In addition for Named Executive Officers who are responsible for a specific business segment of the Registrant, a portion of his or her bonus will depend on that business segment's ability to achieve certain income and cash flow targets for 2005. As provided by the Executive Bonus Plan, the Committee has the discretion to vary any individual bonus from the amount derived by the application of the criteria described above. Under her employment contract Ms. Wiik will receive a cash bonus for 2005 based upon the Registrant's average performance and her achievement of individual objectives in the target amount of 100% of her base salary.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 19, 2005, Ms. Wiik informed the Committee that, consistent with the terms of her employment contract (filed as Exhibit 10.12 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000), it was her desire to retire as the Registrant's President and Chief Executive Officer (but not as Vice Chairman or a member of the Board of Directors) on or about December 31, 2005. The Committee and Ms. Wiik agreed that the exact date of her retirement, and any other terms and conditions related to this action, would be subject to further discussions and the timing of the process to identify and elect her successor

ALPHARMA INC.
By: /s/ Robert F. Wrobel
Robert F. Wrobel Executive Vice President and Chief Legal Officer

Date: April 22, 2005